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                                                                    Exhibit 23.2

Independent Auditors' Consent

We consent to incorporation by reference in the Registration Statement on Form S-8 of The Wendt-Bristol Health Services Corporation Employee Incentive Stock Option Plan of our report dated April 11, 1997 relating to the consolidated balance sheets of The Wendt-Bristol Health Services Corporation and subsidiary as of December 31, 1996, and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ending December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of The Wendt-Bristol Health Services Corporation.


Hausser + Taylor


/s/  Hausser + Taylor
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Columbus, Ohio
November 4, 1997